EXHIBIT 21.1

LIST OF SUBSIDIARIES OF COTT CORPORATION

	Name of Subsidiary	Jurisdiction of Incorporation or Organization	Direct or Indirect Percentage Ownership
1.	Cott Holdings Inc.	Delaware & Nova Scotia	100%
2.	Cott USA Finance LLC	Delaware	100%
3.	Cott USA Corp.	Georgia	100%
4.	Cott Beverages Inc.*	Georgia	100%
5.	Northeast Retailer Brands LLC	Delaware	51%
6.	Cott Vending Inc.	Delaware	100%
7.	CB Nevada Capital Inc.	Nevada	100%
8.	Interim BCB, LLC	Delaware	100%
9.	Northeast Finco Inc.	Delaware	100%
10.	Cott NE Holdings Inc.	Delaware	100%
11.	Cott USA Receivables Corp.	Delaware	100%
12.	BCB International Holdings	Cayman Islands	100%
13.	BCB European Holdings	Cayman Islands	100%
14.	Cott Retail Brands Limited	United Kingdom	100%
15.	Cott Europe Trading Limited	United Kingdom	100%
16.	Cott Beverages Limited	United Kingdom	100%
17.	Cott Ltd.	United Kingdom	100%
18.	Cott Nelson (Holdings) Limited	United Kingdom	100%
19.	Cott (Nelson) Limited	United Kingdom	100%
20.	Cott Private Label Limited	United Kingdom	100%
21.	Cott Retail Brands Netherlands BV	Netherlands	100%
22.	2011438 Ontario Ltd.	Ontario	100%
23.	804340 Ontario Ltd.	Ontario	100%
24.	Cott Embotelladores de Mexico, S.A. de C. V.	Mexico	90%
25.	Mexico Bottling Services, S.A. de C.V.	Mexico	100%
26.	Servicios Gerenciales de Mexico, S.A. de C.V.	Mexico	100%
27.	Cott do Brasil Industria, Comercio, Importacao e Exportacao de Bebidas e Concentrados Ltda	Brazil	100%
28.	Cott International Trading, Ltd.	Barbados	100%
29.	Cott International SRL	Barbados	100%
30.	Cott Investment, L.L.C.	Delaware	100%
31.	967979 Ontario Limited	Ontario	100%
32.	156775 Canada Inc.	Canada	100%

Certain subsidiaries listed above; even if combined into one subsidiary, would not constitute a “significant subsidiary” within the meaning of Regulation S-X.

*	This entity also does business as Cott Beverages USA, Cott International, Cott Concentrates and RC Cola International, each of which is a division of Cott Beverages Inc.